Exhibit 99.1
For Immediate Release
April 21, 2006

Contacts:	Barry L. Hulin President and Chief Executive Officer (702) 821-4100 (702) 870-6417
VALLEY BANCORP NAMES TWO NEW DIRECTORS
Las Vegas, Nevada April 21, 2006- Mickael A. Flaa, CPA and Alvin R. Garraway, CPA have been appointed as directors of Valley Bank and its holding company, Valley Bancorp (NASDAQ:VLLY).
Mr. Flaa, a resident of Las Vegas, is consultant and currently the Chief Financial Officer and a member of the Board of Directors of Cardio Vascular BioTherapeutics, Inc., the Chief Financial Officer of Phage Biotechnology Corporation, the Chief Financial Officer of Cardio Phage International, and is a member of the Board of Directors of Gestalt, LLC. Prior to this, Mr. Flaa was the Chief Financial Officer of Breakaway Solutions, Inc., a member of the Board of Directors of UniCapital, Inc. and Chief Financial Officer and a member of the Board of Directors of Sunbelt Integrated Trade Services, Inc. He began his career with KMPG retiring as a partner after 22 years with the firm. He is currently a member of the Board of Directors for the Boulder Dam Area Council of Boy Scouts of America and is a member of the Turnaround Management Association and the American Institute of Certified Public Accountants.
Mr. Alvin R. Garraway, a licensed Certified Public Accountant, has been a resident of Las Vegas since 1960. For 15 years he was an audit partner with Laventhol and Horwath in Las Vegas. Mr. Garraway currently owns and operates an accounting and consulting practice. He also currently serves as the Chief Financial Officer for two privately owned companies that provide materials to the construction industry. He also previously served as a Vice President and Controller of Oasis Residential, a NYSE listed real estate investment trust. He is a member of the Nevada Society of CPA’s and the American Institute of Certified Public Accountants.
It is anticipated that both individuals will be appointed to the company’s audit committee.
“We are fortunate to have these two individuals with their long-time financial and business experience in Southern Nevada join our Board,” said Tom Krob, Chairman of the Board of Directors.
About Valley Bancorp
Headquartered in Las Vegas, Nevada, Valley Bancorp is the holding company for Valley Bank, with branches in Las Vegas, Henderson and Pahrump, Nevada.
This press release includes forwarded looking statements relating to the company’s beliefs and goals. Forward-looking statements are subject to a number of risks and uncertainties; including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, and retain key personnel. Additional risk factors that could cause material differences are detailed from time to time in the Valley Bancorp’s reports and other filings made with the SEC, certain of which are available on the company’s website www.valleybancorp.com